Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-49305 and No. 333-162747) of Humana Inc. of our report dated June 23, 2016 relating to the financial statements of the Humana Retirement Savings Plan, which appears in this Form 11‑K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Louisville, Kentucky
June 23, 2016